UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 15, 2009

SPORT SUPPLY GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15289	22-2795073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Diplomat Drive Farmers Branch, Texas	75234
(Address of principal executive offices)	(Zip Code)

(972) 484-9484
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus for Tevis Martin, Executive Vice President, U.S. Operations

On July 15, 2009, the Compensation Committee of the Board of Directors of the Company unanimously approved the award of a $100,000 retention bonus for Tevis Martin, the Company’s Executive Vice President, U.S. Operations.  The retention bonus will be paid in four equal installments of $25,000 each over a 24-month period.  Payment of each installment of the retention bonus is conditioned on Mr. Martin’s continued employment with the Company on the date of such payment.  In addition, the Company entered into an addendum to its amended and restated change in control agreement with Mr. Martin to provide that no amount of the retention bonus will be included in the calculation of any severance payment payable under the Company’s amended and restated change in control agreement with Mr. Martin.  The foregoing description of the addendum to the Company’s amended and restated change in control agreement with Mr. Martin is qualified in its entirety by reference to the addendum itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Discretionary Cash Bonus Awards to Mr. Martin and to Kurt Hagen, Executive Vice President, Sales & Marketing

On July 15, 2009, the Compensation Committee of the Board of Directors of the Company unanimously approved the award of a $35,000 discretionary cash bonus to each of Mr. Martin and Kurt Hagen, the Company’s Executive Vice President, Sales & Marketing.  The discretionary cash bonus awards were made to reward each of Messrs. Martin and Hagen for their performance during fiscal 2009.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement Regarding the Amended and Restated Executive Officer Change in Control Agreement with Tevis Martin, dated July 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT SUPPLY GROUP, INC.

Date: July 17, 2009	By:	/s/ John E Pitts
	Name:	John E Pitts
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement Regarding the Amended and Restated Executive Officer Change in Control Agreement with Tevis Martin, dated July 15, 2009.